Exhibit 4.14

Power of Attorney

Authorizing Party: Xiaofeng Ma

Personal ID #:

Address:

Authorized Party: ATA Learning (Beijing) Inc.

Address:

Telephone:

Facsimile:

I, Xiaofeng Ma, a PRC citizen, hereby irrevocably authorize ATA Learning (Beijing) Inc. (hereinafter, “ATA Learning”) to exercise the following rights during the term of this Power of Attorney:

Authorizing ATA Learning or any eligible PRC citizens authorized thereby (hereinafter, the “Designees”, and ATA Learning  and the Designees are collectively referred to as “Authorized Party”) to act as my sole and exclusive agent who have full power to represent myself in connection with the following:

Exercising any and all of my voting rights in the capacity of a shareholder of ATA Online (Beijing) Education Technology Limited (hereinafter “ATA Online”) and such other shareholder’s rights, including but not limited to, appointing and electing, in the capacity of my authorized representative, directors, general manager and other executives of ATA Online in ATA Online’s shareholders’ meetings.

The Authorized Party has the right to, within the scope of authorization specified herein, execute on my behalf any transfer documents necessary for the performance of obligations under the Equity Pledge Contract and the Call Option and Cooperation Agreement attached as Appendix I hereto and signed by me.

The Authorized Party has the right to join the liquidation committee and participate in liquidation matters on my behalf in the case of liquidation of ATA Online.  I hereby acknowledge, ratify and approve any actions to be taken and documents to be executed by the Authorized Party during the liquidation of ATA Online.

Any actions to be taken by and any documents to be executed by the Authorized Party in connection with ATA Online shall be considered taken/executed by myself.  I hereby acknowledge, ratify and approve any actions to be taken and documents to be executed by the Authorized Party.

The abovementioned authorization and designation shall be subject to the following conditions: the Designees are PRC citizens and are employees of ATA Learning , and the controlling shareholders of ATA Learning  consent to such authorization and designation.  Promptly upon the occurrence that any Designees no longer hold any positions in ATA Learning  or ATA Learning  issues written notice to replace any Designees, I will immediately withdraw the authorization and designation granted to the Designees herein and will authorize and/or designate other employees that are PRC citizens designated by ATA Learning  to exercise my aforesaid shareholder’s voting rights in ATA Online’s shareholders’ meetings.

The Authorized Party shall perform its fiduciary obligations in a prudent and diligent manner in accordance with law and within the scope of authorization, and shall hold the Authorizing Party free from any and all losses/damages arising out of such authorization and/or designation, except for the losses/damages caused by willful or gross negligence by the Authorized Party, in which case the Authorized Party shall bear all legal and economic liabilities to the Authorizing Party and ATA Online.

The Authorizing Party hereby agrees that the duration of this Power of Attorney shall be the same as that set forth in the Equity Pledge Contract and Call Option and Cooperation Agreement attached as Appendix I hereto and shall have a retroactive effect to the date of execution of the Equity Pledge Contract and Call Option and Cooperation Agreement attached as Appendix I hereto. The duration of this Power of Attorney shall be postponed accordingly in the case the duration of Equity Pledge Contract and Call Option and Cooperation Agreement is postponed.

Authorizing Party (signature):	/s/ Xiaofeng Ma

March 27, 2013

Appendix I:                               Equity Pledge Contract and Call Option and Cooperation Agreement